Exhibit 99.1

Portland, Oregon

April 2, 2009

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER ENDED JANUARY 31, 2009

Cascade Corporation (NYSE: CAE) today reported its financial results for the fourth quarter ended January 31, 2009.

Overview

•	Net sales of $95.1 million for the fourth quarter of fiscal 2009 were 30% lower than net sales of $136.2 million for the prior year fourth quarter.

•	Net loss was $30.5 million ($2.82 loss per diluted share) for the fourth quarter of fiscal 2009 compared to net income of $8.8 million ($.74 per diluted share) for the fourth quarter of fiscal 2008.

•

The fourth quarter results reflect a $46.4 million asset impairment charge for goodwill and intangible assets associated with our North American construction attachment business. This charge represents a decrease to net income of $31.6 million ($2.87 per diluted share). The non-cash charge does not impact our normal business operations, liquidity, cash flow or compliance with debt covenants. Excluding the asset impairment charge, net income was $1.1 million ($0.10 per diluted share) in the fourth quarter of fiscal 2009.

•

The financial crisis that occurred in the fourth quarter of fiscal 2009 triggered a significant decline in global economic conditions, which included significantly depressed demand for lift trucks and our products. Due to the uncertainty surrounding this environment, we have taken a number of steps to adjust our operations for these reduced business levels. These steps include:

•	Reduction in our global workforce by 20%.

•	10% reduction in both salaries for our executive team and fees paid to our board of directors.

•	Pay and hiring freezes at all locations.

•	Reduced work schedules, including plant shutdowns for limited time periods, at most of our operations.

•	Spending controls to reduce production and administrative costs.

•	Spending controls to reduce capital expenditures.

Cascade Corporation

April 2, 2009

Fourth Quarter Fiscal 2009 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended January 31,	2009	2008	% Change
Net sales	$95,068	$136,247	(30%)
Gross profit	22,946	38,618	(41%)
Gross profit %	24%	28%
SG&A	17,614	23,603	(25%)
Asset impairment charge	46,376	—
European restructuring costs	806	—
Operating income (loss)	(42,604)	14,150	(401%)
Interest expense, net	399	988
Foreign currency losses, net	1,239	412
Income (loss) before taxes	(44,242)	12,750	(447%)
Provision for (benefit from) income taxes	(13,741)	3,963	(447%)
Effective tax rate (benefit)	(31%)	31%
Net income (loss)	$(30,501)	$8,787	(447%)
Diluted earnings (loss) per share	$(2.82)	$0.74	(481%)
Net of asset impairment
Net income	$1,075	$8,787	(88%)
Diluted earnings per share	$0.10	$0.74	(87%)

•

Consolidated net sales decreased 25%, excluding the impact of currency changes, due primarily to lower sales volumes in North America, Europe and China. Details of the net sales decrease over the prior year fourth quarter follow (in thousands):

Revenue decrease	$(34,720)	(25%)
Foreign currency changes	(6,459)	(5%)

Total	$(41,179)	(30%)

•	The consolidated gross profit percentage decreased 4% primarily as a result of material price increases, lower sales volumes and product mix.

•	Selling and administrative expenses decreased 24%, excluding currency changes, due to lower selling, personnel and other general costs.

•	Foreign currency losses increased $800,000 due to the weakening of foreign currency rates against the U.S. dollar for the Euro, British Pound, Korean Won and Canadian Dollar.

•

The benefit from income taxes in the fourth quarter of fiscal 2009 was 31%. We were unable to realize a tax benefit for a portion of the asset impairment charge incurred during the quarter, as this amount is not currently deductible for tax purposes.

•	Cash flow from operations increased $9.3 million due primarily to a drop in accounts receivable from lower sales and our collection efforts.

Cascade Corporation

April 2, 2009

Market Conditions

•

The financial and banking crisis that occurred in the fourth quarter triggered a significant decline in global economic conditions, which included depressed demand for lift trucks. Percentage changes in fourth quarter lift truck industry shipments, by region, as compared to the prior year are outlined below. Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Fourth Quarter
North America	(15%)
Europe	(27%)
Asia Pacific	(20%)
China	(45%)

•

This decline in lift truck demand has continued into fiscal 2010 and is reflected in the percentage changes in lift truck industry orders, by region, for the month of February 2009 as compared to the prior year.

February 2009 Orders
North America	(53%)
Europe	(65%)
Asia Pacific	(58%)
China	(2%)

•

The uncertainty around the depth and duration of this recession makes it very difficult to estimate the effect on the global lift truck market in the future. However, the current decline in global demand for lift trucks is expected to continue through fiscal 2010 and into fiscal 2011.

North America Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended January 31,	2009	2008	% Change
Net sales	$48,224	$67,124	(28%)
Transfers between areas	4,201	7,275	(42%)

Net sales and transfers	52,425	74,399	(30%)
Gross profit	14,776	24,242	(39%)
Gross profit %	28%	33%
SG&A	9,752	13,260	(26%)
Loss on disposition of assets, net	24	49	(51%)
Amortization	451	656	(31%)
Asset impairment charge	46,376	—	—

Operating income (loss)	$(41,827)	$10,277	(507%)

Cascade Corporation

April 2, 2009

•

Net sales decreased 26%, excluding the impact of currency changes, primarily due to the economic slowdown in North America. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue decrease	$(17,841)	(26%)
Foreign currency changes	(1,059)	(2%)

Total	$(18,900)	(28%)

•	The gross profit percentage of 28% was 5% lower than the prior year fourth quarter due to lower production volumes and product mix.

•

The decrease of 24% in selling and administrative costs, excluding the impact of currency changes, was due to decreased personnel, consulting, selling, and other general costs during the quarter. These decreases reflect cost reduction efforts in response to the current global economic downturn.

•

The asset impairment charge relates to the write-off of goodwill and intangible assets related to our North American construction attachment business. The charge is the result of increasing losses in our construction attachment business during fiscal 2009 and severely depressed levels of construction activity in the United States. These factors were underscored by the negative effects of the prolonged global recession.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended January 31,	2009	2008	% Change
Net sales	$28,051	$43,005	(35%)
Transfers between areas	202	366	(45%)

Net sales and transfers	28,253	43,371	(35%)
Gross profit	2,500	5,224	(52%)
Gross profit %	9%	12%
SG&A	4,882	7,053	(31%)
Loss (gain) on disposition of assets, net	184	(8)	—
Amortization	67	153	(56%)
Restructuring costs	806	—	—

Operating loss	$(3,439)	$(1,974)	(74%)

•

Net sales decreased 25%, excluding the impact of currency changes, due to weakening economic conditions in Europe from the global recession. Details of the net sales decrease over the prior year quarter follow (in thousands):

Revenue decrease	$(10,851)	(25%)
Foreign currency changes	(4,103)	(10%)

Total	$(14,954)	(35%)

•

The gross profit percentage in Europe was 3% lower compared to the prior year. The lower gross profit was a result of lower production volumes and increased material and freight costs during the quarter.

Cascade Corporation

April 2, 2009

•

Excluding the impact of currency changes, selling and administrative expenses decreased 32% in Europe due to lower personnel, selling and other general costs. This is due to spending controls and lower costs after the effects of our restructuring efforts over the past year.

•

Restructuring costs incurred in the fourth quarter related to legal and severance costs. We expect approximately $3 million in restructuring costs in the first quarter of fiscal 2010, primarily related to the closure of our fork facility in France.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended January 31,	2009	2008	% Change
Net sales	$13,135	$15,430	(15%)
Transfers between areas	10	54	(81%)

Net sales and transfers	13,145	15,484	(15%)
Gross profit	3,118	3,918	(20%)
Gross profit %	24%	25%
SG&A	2,036	2,165	(6%)
Loss on disposition of assets, net	17	1	—

Operating income	$1,065	$1,752	(39%)

•

Net sales decreased 4%, excluding the impact of currency changes. While certain operations in this region began to see the effects of the global economic recession, Australia continued to post strong sales. Details of the net sales decrease over the prior year quarter follow (in thousands):

Revenue decrease	$(607)	(4%)
Foreign currency changes	(1,688)	(11%)

Total	$(2,295)	(15%)

•	The gross profit percentage in Asia Pacific decreased 1% due to material cost increases and fluctuations in foreign currency rates.

•	Selling and administrative costs increased 5% in the current year, excluding the impact of currency changes, due to higher personnel, marketing and other general costs.

China Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended January 31,	2009	2008	% Change
Net sales	$5,658	$10,688	(47%)
Transfers between areas	3,687	5,593	(34%)

Net sales and transfers	9,345	16,281	(43%)
Gross profit	2,552	5,234	(51%)
Gross profit %	27%	32%
SG&A	944	1,124	(16%)
Loss on disposition of assets, net	11	15	—

Operating income	$1,597	$4,095	(61%)

Cascade Corporation

April 2, 2009

•

Net sales decreased 51%, excluding the impact of currency changes, due to weakening economic conditions in China, which has resulted in a significant slowdown in the Chinese lift truck market. Details of the net sales decrease over the prior year quarter follow (in thousands):

Revenue decrease	$(5,421)	(51%)
Foreign currency changes	391	4%

Total	$(5,030)	(47%)

•	Transfers between areas decreased due to weakening conditions in Europe and Asia Pacific.

•	Gross margin percentages in China decreased to 27% from 32% in the prior year. This change is primarily due to lower sales volumes and changes in product mix.

•	Selling and administrative costs decreased 22%, excluding foreign currency changes, due to lower personnel, selling, and other general costs.

Other Matters:

•	On March 31, 2009, our Board of Directors declared a quarterly dividend of $0.05 per share, payable on May 14, 2009 to shareholders of record as of April 29, 2009.

Fiscal Year Ended January 31, 2009 Summary

•	Results and comments for the fiscal year ending January 31, 2009 are as follows (in thousands, except earnings per share):

Year ended January 31,	2009	2008	% Change
Net sales	$534,172	$558,073	(4%)
Gross profit	148,548	171,174	(13%)
Gross profit %	28%	31%
SG&A	85,229	89,445	(5%)
Loss (gain) on disposition of assets, net	403	(1,121)	—
Amortization	2,519	3,214	(22%)
Asset impairment charge	46,376	—	—
European restructuring costs	2,544	—	—
Insurance litigation recovery, net	—	(15,977)	—
Operating income	11,477	95,613	(88%)
Interest expense, net	3,475	3,315	5%
Foreign currency losses, net	3,611	1,460	147%
Income before taxes	4,391	90,838	(95%)
Provision for income taxes	3,124	30,691	(90%)
Effective tax rate	71%	34%
Net income	$1,267	$60,147	(98%)
Diluted earnings per share	$0.11	$4.88	(98%)
Net of asset impairment charge and insurance litigation recovery
Net income	$32,843	$50,121	(34%)
Diluted earnings per share	$2.96	$4.06	(27%)

Cascade Corporation

April 2, 2009

•	Consolidated revenue of $534 million in fiscal 2009 was 6% lower than the prior year, excluding the impact of currency changes. Details of the revenue decrease follow (in millions):

North America	$(29.4)	(5%)
Europe	(8.2)	(1%)
Asia Pacific	8.2	1%
China	(2.8)	(1%)
Foreign currency changes	8.3	2%

Total	$(23.9)	(4%)

•

As previously discussed, during fiscal 2009 we recognized a $46.4 million asset impairment charge for goodwill and intangible assets associated with our North American construction attachment business, which represents a decrease to net income of $31.6 million. This is a noncash item which has no effect on cash flows, liquidity or compliance with debt covenants.

•	During fiscal 2008 we settled an insurance litigation matter which resulted in a $16 million increase in operating income and a $10 million increase in net income ($0.81 per diluted share).

•

SG&A expenses in fiscal 2009 were 6% lower, excluding the impact of currency changes, than the prior year. The lower level of SG&A expense reflects decreased personnel, selling, and other general expenses from the effects of our restructuring costs and spending controls in response to the global recession. Regional details of the decrease in SG&A expense follows (in millions):

North America	$(5.5)	(6%)
Europe	(0.9)	(1%)
Asia Pacific	0.5	1%
China	0.3	0%
Foreign currency changes	1.4	1%

Total	$(4.2)	(5%)

Other Financial Information:

•

We believe the exclusion of the fourth quarter asset impairment charge provides a more appropriate comparison of the financial results. The calculation of diluted earnings per share excluding the asset impairment charge is as follows (in thousands, except per share amount):

	Three months ended January 31, 2009	Year ended January 31, 2009
Net income (loss) as reported	$(30,501)	$1,267
Add: asset impairment charge, net of income taxes of $14,800	31,576	31,576

Adjusted net income, excluding asset impairment charge	$1,075	$32,843

Diluted weighted average shares outstanding	10,998	11,077

Diluted earnings per share, excluding asset impairment charge	$0.10	$2.96

Cascade Corporation

April 2, 2009

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, April 2, 2009 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (800) 240-4186, International callers can access the call by dialing (303) 262-2131. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11127141#, or internationally, by dialing (303) 590-3000 and entering passcode 11127141#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Cascade Corporation

April 2, 2009

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended January 31		Twelve Months Ended January 31
	2009	2008	2009	2008
Net sales	$95,068	$136,247	$534,172	$558,073
Cost of goods sold	72,122	97,629	385,624	386,899

Gross profit	22,946	38,618	148,548	171,174
Selling and administrative expenses	17,614	23,603	85,229	89,445
Loss (gain) on disposition of assets, net	236	57	403	(1,121)
Amortization	518	808	2,519	3,214
Asset impairment	46,376	—	46,376	—
Restructuring costs	806	—	2,544	—
Insurance litigation recovery, net	—	—	—	(15,977)

Operating income (loss)	(42,604)	14,150	11,477	95,613
Interest expense	608	1,216	4,083	4,094
Interest income	(209)	(228)	(608)	(779)
Foreign currency losses, net	1,239	412	3,611	1,460

Income (loss) before provision for income taxes	(44,242)	12,750	4,391	90,838
Provision for (benefit from) income taxes	(13,741)	3,963	3,124	30,691

Net income (loss)	$(30,501)	$8,787	$1,267	$60,147

Basic earnings (loss) per share	$(2.82)	$0.76	$0.12	$5.08
Diluted earnings (loss) per share	$(2.82)	$0.74	$0.11	$4.88
Basic weighted average shares outstanding	10,801	11,508	10,794	11,841
Diluted weighted average shares outstanding	10,998	11,853	11,077	12,333

Cascade Corporation

April 2, 2009

Cascade Corporation

Consolidated Balance Sheets

	As of January 31
	2009	2008
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$31,185	$21,223
Accounts receivable, less allowance for doubtful accounts of $1,441 and $1,623	64,568	93,117
Inventories	90,806	85,049
Deferred income taxes	4,712	6,213
Prepaid expenses and other	13,603	10,887

Total current assets	204,874	216,489
Property, plant and equipment, net	93,826	98,350
Goodwill	74,387	118,826
Deferred income taxes	21,347	5,948
Intangible assets, net	1,151	20,916
Other assets	1,998	1,971

Total assets	$397,583	$462,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,255	$2,484
Current portion of long-term debt	501	423
Accounts payable	19,704	32,727
Accrued payroll and payroll taxes	8,504	10,148
Other accrued expenses	12,192	18,736

Total current liabilities	43,156	64,518
Long-term debt, net of current portion	100,007	107,809
Accrued environmental expenses	3,748	4,314
Deferred income taxes	2,337	5,710
Employee benefit obligations	7,413	8,824
Other liabilities	3,955	3,300

Total liabilities	160,616	194,475

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,852 and 10,840 shares issued and outstanding	5,426	5,420
Additional paid-in capital	3,574
Retained earnings	219,700	226,932
Accumulated other comprehensive income	8,267	35,673

Total shareholders’ equity	236,967	268,025

Total liabilities and shareholders’ equity	$397,583	$462,500

Cascade Corporation

April 2, 2009

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended January 31		Twelve Months Ended January 31
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$(30,501)	$8,787	$1,267	$60,147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on asset impairment	46,376	—	46,376	—
Depreciation	3,135	3,593	13,801	13,898
Amortization	518	808	2,519	3,214
Share-based compensation	1,150	1,222	4,421	4,451
Deferred income taxes	(15,108)	643	(15,911)	2,560
Loss (gain) on disposition of assets, net	236	57	403	(1,121)
Changes in operating assets and liabilities:
Accounts receivable	26,521	3,709	21,386	(9,843)
Inventories	1,423	(3,135)	(16,065)	(19,514)
Prepaid expenses and other	(514)	2,110	(2,734)	1,237
Accounts payable and accrued expenses	(11,000)	(3,120)	(13,753)	3,671
Income taxes payable and receivable	(2,813)	(4,086)	(653)	(3,492)
Other assets and liabilities	(315)	(828)	29	(1,882)

Net cash provided by operating activities	19,108	9,760	41,086	53,326

Cash flows from investing activities:
Capital expenditures	(3,124)	(8,546)	(16,709)	(22,808)
Proceeds from disposition of assets	70	72	575	2,710
Business acquisitions	—	—	—	(11,529)

Net cash used in investing activities	(3,054)	(8,474)	(16,134)	(31,627)

Cash flows from financing activities:
Cash dividends paid	(2,170)	(2,049)	(8,460)	(8,243)
Payments on long-term debt	(19,122)	(29,501)	(68,945)	(112,143)
Proceeds from long-term debt	9,000	80,233	60,500	173,433
Notes payable to banks, net	(2,869)	(2,542)	(326)	(3,166)
Common stock issued under share-based compensation plans	—	(1)	130	3,843
Common stock repurchased	—	(46,777)	(3,220)	(90,240)
Tax effect from share-based compensation awards	12	(184)	(61)	3,084

Net cash used in financing activities	(15,149)	(821)	(20,382)	(33,432)

Effect of exchange rate changes	(2,983)	(2,261)	5,392	(3,637)

Change in cash and cash equivalents	(2,078)	(1,796)	9,962	(15,370)
Cash and cash equivalents at beginning of period	33,263	23,019	21,223	36,593

Cash and cash equivalents at end of period	$31,185	$21,223	$31,185	$21,223